EXHIBIT 99.1

                    ELITE PHARMACEUTICAL ANNOUNCES SUCCESSFUL
                         COMPLETION OF BOND REFINANCING

NORTHVALE, NJ, SEPTEMBER 7, 2005 - Elite Pharmaceuticals, Inc. (AMEX: ELI) announced today that it has successfully completed a $4,155,000 bond financing through the New Jersey Economic Development Authority with the proceeds to be used to redeem previously issued tax-exempt bonds issued by the Authority in September 1999 (which former bonds carried a higher interest rate) and to refinance other former equipment financing, as well as provide approximately $1,000,000 of capital for the purchase of additional equipment for the manufacture and development at the Company's facility of pharmaceutical products.

The Bond issue comprised $3,660,000 of 6.5% tax-exempt Bonds with an outside maturity of September 1, 2030 and $495,000 of 9% Bonds with an outside maturity of September 1, 2012. The Company will be required to maintain a $415,500 debt service reserve fund, as compared to the $300,000 debt service reserve fund required under the bonds issued in September 1999. Payment of the Bonds is secured by a lien on the Company's facility and equipment.

Mr. Bernard Berk, Chairman and Chief Executive Officer, stated that the refinancing will assist in the Company's expansion of its research, development and manufacturing activities.

ABOUT ELITE PHARMACEUTICALS

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of seven drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING THOSE RELATED TO THE PRELIMINARY NATURE OF THE CLINICAL PROGRAM RESULTS AND THE POTENTIAL FOR FURTHER PRODUCT DEVELOPMENT, THAT INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE CONTROL OF ELITE OR PLIVA, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANIES TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. IN PARTICULAR, BECAUSE SUBSTANTIAL FUTURE TESTING WILL BE REQUIRED PRIOR TO APPROVAL, THE RESULTS DESCRIBED ABOVE MAY NOT BE SUPPORTED BY ADDITIONAL DATA OR BY THE RESULTS OF SUBSEQUENT TRIALS. THESE RISKS AND OTHER FACTORS, INCLUDING THE TIMING OR RESULTS OF PENDING AND FUTURE CLINICAL TRIALS, REGULATORY REVIEWS AND APPROVALS BY THE FOOD AND DRUG ADMINISTRATION AND OTHER REGULATORY AUTHORITIES, AND INTELLECTUAL PROPERTY PROTECTIONS AND DEFENSES, ARE DISCUSSED IN THE ELITE'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS THE 10K, 10Q AND 8K REPORTS. THE COMPANIES UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

FOR FURTHER INFORMATION, CONTACT:

FOR ELITE PHARMACEUTICALS, INC.
Dianne Will, Investor Relations
Phone: 518-398-6222  E-Mail: dwill@willstar.net
Website: www.elitepharma.com